Exhibit 10.54(e)

FOURTH AMENDMENT TO EMPLOYMENT AGREEMENT

This Fourth Amendment to Employment Agreement is made and entered into as of September 25, 2006, by and between PriceSmart, Inc., a Delaware Corporation ("Employer") and Jose Luis Laparte ("Executive").

Recitals

A)	On June 3, 2004, an Employment Agreement was made and entered into by and between Employer and Executive.

B)	On August 2, 2004, a First Amendment to Employment Agreement was made and entered into by and between Employer and Executive;

C)	On September 26, 2005, a Second Amendment to Employment Agreement was made and entered into by and between Employer and Executive;

D)	On March 1, 2006, a Third Amendment to Employment Agreement was made and entered into by and between Employer and Executive;

E)	Employer and Executive now desire to amend the Employment Agreement, as set forth hereinbelow:

Agreement

1.	Section 2.2 of the Agreement which currently provides:

2.2 Bonus. Executive shall be entitled to receive a bonus in the amount of $100,000 if, but only if, Employer’s actual results for Employer’s Fiscal Year ending August 31, 2006 (“FY‘06”) equal or exceed the planned results for FY’06 as reflected in Employer’s Annual Plan for FY’06. In the event Employer’s actual results for FY’06 do not equal or exceed said planned results for FY’06, then Executive’s bonus (if any) shall be determined in accordance with the following schedule:

Actual Results	Bonus
97% to 99.99% of planned results	$75,000
95% to 96.99% of planned results	$50,000
90% to 94.99% of planned results	$25,000
Less than 90% of planned results	No Bonus

The term “results” as used herein refers to Operating Income, but excluding the effect on Operating Income of significant extraordinary financial items which were not within the control of Executive, in his capacity as President of Employer during said fiscal year. The Compensation Committee of Employer, in consultation with Employer's CEO, shall determine the effect on Operating Income of such extraordinary financial items and to what extent such items impact the amount of the bonus to be received by Executive.

is hereby amended, to provide as follows:

2.2 Bonus. Executive shall be entitled to receive a bonus for Fiscal Year End 2007, in the amount as set forth in, and in accordance with the terms of, the FY 2007 Management Bonus Program, as approved by Employer’s Compensation Committee on August 3, 2006. A copy of said FY 2007 Management Bonus Program is attached hereto as Exhibit “A” and incorporated herein by reference.

2.	Section 3.1 of the Agreement which provides:

3.1 Term. The term of Executive's employment hereunder shall commence on October 8, 2004 and shall continue until October 7, 2006, unless sooner terminated or extended as hereinafter provided (the "Employment Term").

is hereby amended, to provide as follows:

3.1 Term. The term of Executive's employment hereunder shall commence on October 8, 2004 and shall continue until October 7, 2007, unless sooner terminated or extended as hereinafter provided (the "Employment Term").

3.	All other terms of the Employment Agreement, as amended, shall remain unaltered and fully effective.

Executed in San Diego, California, as of the date first written above.

EXECUTIVE	EMPLOYER PRICESMART, INC.

Jose Luis Laparte	By:
Name:
Its: